Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524
440.835.8500
440.835.1093 *fax*

www.cohenfund.com

To the Shareholders and Board of Trustees
GERONIMO Funds
(Unified Series Trust)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the GERONIMO Funds (the "Funds"), comprising GERONIMO Multi-Strategy Fund, GERONIMO Sector Opportunity Fund, and GERONIMO Option & Income Fund, each a series of the Unified Series Trust, as of and for the period ended November 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards

material weaknesses as defined above. These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Geronimo Funds for the period of December 29, 2005 (commencement of operations) through November 30, 2006. This report does not affect our report thereon dated February 9, 2007.

1) Control procedures were not properly followed to ensure that broker statements, including trading activity, were properly reconciled.

Management's Response

Management agrees with the assessment of the Independent Registered Public Accounting Firm and has enhanced its oversight controls to ensure that broker activity is properly reconciled. Specifically, a daily broker reconciliation will be completed by Unified Fund Services, as Fund Accountant, and reviewed by the Supervisor or Manager of Unified's Fund Accounting Group. The weekly compliance report will be expanded to include any reconciliation issues for brokerage accounts. The Fund Accountant will conduct additional internal training regarding reconciling broker accounts. This deficiency did not harm the value of any shareholder's investment in the Fund.

2) Control procedures were not in place to ensure that the swap agreements were reported properly on the financial statements. The presentation does not impact the net asset value of the Fund.

Management's Response

Management believes that the presentation control procedures, which were developed, in consultation with its outside professionals, were proper. During the review of the annual report it was determined that the presentation of the swap agreements should be changed. The final annual report issued to shareholders reflects the agreed upon presentation. As a matter of control, Management will work more closely with its outside professionals about new or different types of financial instruments to make sure that the financial statements are properly presented.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
February 9, 2007